EXHIBIT 3.7

CERTIFICATE OF AMENDMENT TO
BYLAWS OF
COMPUMED, INC.

The undersigned certifies that:

1.

The undersigned is the Chief Executive Officer and President of CompuMed, Inc. (the “Company”), a Delaware corporation.

2.

Article III Section 2 of the Company’s Bylaws shall be amended to read as follows:

“The board of directors shall consist of not less than three (3) nor more than seven (7) directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire board of directors. Each director shall hold office until such director's successor shall have been duly elected and  qualified or until such director's earlier death, resignation or removal. Directors need not be shareholders.”

3.

The foregoing amendment of the Company’s Bylaws has been duly approved by resolution of the Board of Directors of the Company.

I further declare under penalty of perjury that the matters set forth in this certificate are true and correct of my own knowledge.

DATED: February 15, 2008	__________________________________ Maurizio Vecchione, Chief Executive Officer and President